Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE
$1,050,000 PLUS INTEREST DUE & PAYABLE
DOCUMENT A-04192011

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, on the Effective Date, as defined below on the signature page, Silver Dragon Resources Inc. as Obligor ("Borrower,” or “Obligor”), hereby promises to pay to the Lender (“Lender” or “ Holder”), as defined below on the signature page, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The "Lender" shall be:	JMJ Financial / Its Principal, or Its Assignees
The "Principal Sum" shall be:	$1,050,000 (one million fifty thousand US Dollars) Subject to the following: accrued, unpaid interest shall be added to the Principal Sum.
The “Consideration” shall be:	$1,000,000 (one million US dollars) in the form of cash payment by wire or check as set forth in the attached funding schedule.
The "Interest Rate" shall be:

5% one-time interest charge on the Principal Sum. No interest or principal payments are required until the Maturity Date, but both principal and interest may be included in conversion prior to maturity date.

The "Conversion Price" shall be the following price:

As applied to the Conversion Formula set forth in 2.2, 75% (seventy-five percent) of the average of the three lowest closing prices in the 20 trading days previous to the conversion; as applies to Silver Dragon Resources Inc. voting common stock.

The "Maturity Date" is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	April 19, 2014
Registration Rights shall be:	Registration of the common shares underlying this note which this note is convertible into is mandatory, as set forth in the corresponding Registration Rights Agreement.
The “Prepayment Terms” shall be:	Prepayment is not permitted.

DOCUMENT A-04192011

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1 Interest Rate. Subject to the Holder's right to convert, interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum.

ARTICLE 2 CONVERSION RIGHTS

The Holder will have the right to convert the Principal Sum and accrued interest under this Note into Shares of the Borrower's Common Stock as set forth below.

2.1 Conversion Rights and Cashless Exercise. Subject to the terms set forth in Section 2.7, the Holder will have the right at its election from and after the Effective Date, and then at any time, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into shares of fully paid and nonassessable shares of common stock of Silver Dragon Resources Inc.(as such stock exists on the date of issuance of this Note, or any shares of capital stock of Silver Dragon Resources Inc. into which such stock is hereafter changed or reclassified, the "Common Stock") as per the Conversion Formula set forth in Section 2.2. Any such conversion shall be cashless, and shall not require further payment from Holder. Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of Silver Dragon Resources Inc. Shares from any such conversion will be delivered to Holder by 2:30pm EST within 2 (two) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer (see “Share Delivery” attachment).

2.2. Conversion Formula. The number of shares issued through conversion is the conversion amount divided by the conversion price.

# Shares = Conversion Amount
                     Conversion Price

2.3. This section 2.3 intentionally left blank.

2.4. This section 2.4 intentionally left blank.

2.5 Reservation of Shares. As of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.6. Delivery of Conversion Shares. Shares from any such conversion will be delivered to Holder by 2:30pm EST within 2 (two) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer (see “Share Delivery” attachment). If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, at any time for any reason prior to offering those shares for sale in a private transaction or in the public market through its broker, Holder may rescind that particular conversion to have the conversion amount returned to the note balance with the conversion shares returned to the Borrower. The Company will make its best efforts to deliver shares to Holder same day / next day.

DOCUMENT A-04192011

2.6.1. Conversion Delay Penalties. Holder may assess penalties or liquidated damages (both referred to herein as “penalties”) as follows.

2.6.1. A. For each conversion, Borrower agrees to deliver share issuance instructions to its transfer agent same day or next day. In the event that the share issuance instructions are not delivered to the Borrower’s transfer agent by the next day, a penalty of $2,000 per day will be assessed for each day until share issuance instructions are delivered to the transfer agent ($2,000 per day inclusive of the day of the conversion); and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note).

2.6.1. B. For each conversion, in the event that shares are not delivered by the third business day (inclusive of the day of the conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note). Borrower will not be subjected to any penalties once its transfer agent processes the shares to the DWAC system.

2.7. This section 2.7 intentionally left blank.

ARTICLE 3 MISCELLANEOUS

3.1. Notices. Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.2. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.3. Assignability. This Note will be binding upon the Borrower and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder.

3.4. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

DOCUMENT A-04192011

3.5. Delivery of Process By Holder To Borrower. In the event of any action or proceeding by Holder against Borrower, and only by Holder against Borrower, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Borrower at its last known address or to its last known attorney as set forth in its most recent SEC filing.

3.6. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.7. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.8. No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

3.9. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel. Holder also has the right to have any such opinion provided by Borrower’s counsel.

3.10. Director’s Resolution. Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director’s resolution resolving that this note is validly issued, paid, and effective.

3.11. No Shorting. Holder agrees that so long as any Notes from Borrower to Holder remain outstanding, Holder will not enter into or effect any “short sales” of the common stock or hedging transaction which establishes a net short position with respect to the common stock of Silver Dragon Resources Inc. Borrower acknowledges and agrees that upon submission of conversion notice as set forth in Section 3.1 (up to the amount of cash paid in under the Notes), Holder immediately owns the common shares described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

DOCUMENT A-04192011

Signature page to follow…

Agreed, this 19th day of April, 2011.

BORROWER[S]:

/s/ Marc Hazout
Marc Hazout
President & CEO
Silver Dragon Resources Inc.

LENDER/HOLDER:

/s/ JMJ Financial
JMJ Financial / Its Principal

FUNDING SCHEDULE

  $210,000 paid to Borrower within 5 business days of execution and closing of this agreement, and $40,000 paid to Borrower’s counsel (Thomas Rose, Esq., of Sichenzia Ross Friedman Ference LLP).

  $150,000 paid to Borrower within 10 business days of filing of an S-1 registration statement, and that registration statement must be filed no later than 21 days from the date of this agreement.

  $100,000 paid to Borrower within 10 business days of notice of effective registration statement, and that registration must be effective no later than 120 days from the date of this agreement.

  $250,000 paid to Borrower within 120 days of notice of effective registration statement.

  $250,000 paid to Borrower within 180 days of notice of effective registration statement.

Conditions to Funding Each Payment:

  At the time of each payment interval, the Conversion Price calculation on Borrower’s common stock must yield a Conversion Price equal to or greater than $0.0919 per share (based on the Conversion Price calculation, regardless of whether a conversion is actually completed or not).

  At the time of each payment interval, there must be an adequate number of shares remaining in the registration statement to cover any unconverted amounts previously paid in, as well as the payment being contemplated (based on the current Conversion Price calculation, among other factors).

  At the time of each payment interval, the total dollar trading volume of Borrower’s common stock for the previous 23 trading days must be equal to or greater than $750,000 (seven hundred fifty thousand). The total dollar volume will be calculated by removing the three highest dollar volume days and summing the dollar volume for the remaining 20 trading days.

  At the time of each payment interval, there shall not exist an event of default as described within any of the agreements between Borrower and Holder.

DOCUMENT A-04192011

REGISTRATION RIGHTS AGREEMENT

Silver Dragon Resources Inc. (the “Company” or “Borrower”), agrees to provide JMJ Financial (the “Holder” or “Investor”) the following registration rights with respect to Convertible Promissory Note Document A-04192011 (the “Note”).

1. Inducement to Enter Into Transactions. To induce JMJ Financial to enter into and fund the Note, the Borrower has agreed to provide registration rights for common shares underlying that note. The Borrower agrees and acknowledges that registration rights are a material inducement for the Holder to enter into this transaction, and that the Holder would not have entered into the transaction if registration of the underlying shares was not provided.

2. Mandatory Registration. No later than 21 days from the date of this agreement (the “Registration Date”), the Borrower agrees to file an S-1 Registration Statement with the SEC at its own expenses to register 12,000,000 shares of common stock underlying the note, as follows. The Borrower will thereafter use its best efforts to cause such Registration Statement to become effective as soon as possible after such filing but in no event later than one hundred and twenty (120) days from the date of this agreement.

Convertible Promissory Note A-04192011 – 12,000,000 shares

Total Note – $1,050,000 plus fees and interest

Total Shares to Be Registered – 12,000,000

3. Correspondence and Information. Within two days of distribution or receipt of any information or correspondence between the Borrower and the SEC, the Borrower shall furnish to Holder copies of all correspondence as related to the registration statement.

4. Assignment of Registration Rights. The rights under this Agreement shall be automatically assignable by the Holder to any transferee of all or any portion of the note or underlying registered shares.

5. No Filing of Other Registration Statements and No Piggy-back Registrations. Unless otherwise approved by Holder in Writing, the Borrower shall not file any other registration statements (except for S-8 registration) until the registration statement described herein is declared effective by the SEC; and the Borrower will not include in this registration statement any securities other than those described herein.

7. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

DOCUMENT A-04192011

Agreed, this 19th day of April, 2011.

BORROWER[S]:

/s/ Marc Hazout
Marc Hazout
President & CEO
Silver Dragon Resources Inc.

LENDER/HOLDER:

/s/ JMJ Financial
JMJ Financial / Its Principal

DOCUMENT A-04192011